Exhibit 99.1

NGL Energy Partners LP Provides Update on Debt Reduction and Interest Savings

TULSA, Okla., -- (BUSINESS WIRE) - NGL Energy Partners LP (NYSE:NGL) today announced that it has completed a portion of its deleveraging plan utilizing the $300 million in proceeds received from the sale of its 50% interest in Glass Mountain Pipeline, LLC (“Glass Mountain”). The resulting debt reduction includes a prepayment in full of all its 6.65% senior secured notes due June 19, 2022. The effective interest rate of the senior secured notes was 8.40% at the time of prepayment on December 29, 2017. In accordance with the terms of the senior secured notes, the prepayment included a make-whole premium of approximately $17.5 million, in addition to the outstanding principal balance and accrued interest.

NGL has also repurchased approximately $88.7 million in principal amount of its senior unsecured notes at various prices in the open market during the quarter ended December 31, 2017. The weighted average price paid in these open market transactions was approximately 98.8% of par value.

This debt reduction and interest savings reflect a significant move towards accomplishing NGL’s goals of deleveraging the balance sheet, increasing its financial flexibility, simplifying its capital structure, and increasing distribution coverage by reducing interest expense in the coming quarters.

The following table summarizes the balances as of December 31, 2017 for the senior notes, net of the prepayment of the senior secured notes and the repurchases of senior unsecured notes:

	Face Amount	Prepayments / Repurchases	As Adjusted
(in thousands)
6.65% Senior Secured Notes due 2022	$ 195,000	$ (195,000)	-
Senior Unsecured Notes:
5.125% Notes due 2019	$ 360,781	-	$ 360,781
6.875% Notes due 2021	$ 367,048	-	$ 367,048
7.500% Notes due 2023	$ 673,543	$ (16,954)	$ 656,589
6.125% Notes due 2025	$ 484,300	$ (71,793)	$ 412,507

In addition to the sale of Glass Mountain, NGL expects to close its previously announced $200 million sale of certain Retail Propane assets to DCC LPG on March 31, 2018 and plans to utilize the proceeds from that transaction to further reduce indebtedness.

Forward-Looking Statements

Certain matters contained in this Press Release include "forward-looking statements." All statements, other than statements of historical fact, included in this Press Release may constitute forward-looking statements. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that these expectations will prove to be correct. These forward-looking statements are subject to certain known and unknown risks and uncertainties, as well as assumptions that could cause actual results to differ materially from those reflected in these forward-looking statements. Factors that might cause actual results to differ include, but are not limited to, the risk factors discussed from time to time in each of our documents and reports filed with the SEC.

Readers are cautioned not to place undue reliance on any forward-looking statements contained in this Press Release, which reflect management's opinions only as of the date hereof. Except as required by law, we undertake no obligation to revise or publicly release the results of any revision to any forward-looking statements.

About NGL Energy Partners LP

NGL Energy Partners LP is a Delaware limited partnership. NGL owns and operates a vertically integrated energy business with five primary businesses: water solutions, crude oil logistics, NGL logistics, refined products/renewables and retail propane. For further information, visit the Partnership's website at www.nglenergypartners.com.

SOURCE: NGL Energy Partners LP
NGL Energy Partners LP

Contact:
Trey Karlovich 918-481-1119
Executive Vice President and Chief Financial Officer
trey.karlovich@nglep.com

or

Linda Bridges 918-481-1119
Vice President - Finance and Treasurer
linda.bridges@nglep.com